PROGRAM SERVICES AGREEMENT

      This Program Services Agreement ("Agreement"), is made and entered into as of this 11th day of April, 1997 by and between M.B.C., Inc., a Maryland Corporation ("the Licensee"), and News Communications Inc., a New York Corporation ("the Programmer"). It is agreed by the parties hereto that the effective date of this agreement is and shall be April 1st, 1997.

      WHEREAS, Licensee owns and operates a standard Broadcast Radio Station WYRE 810 AM, Annapolis, Maryland (the "Station") pursuant to licenses issued by the Federal Communications Commission (the "FCC"); and

      WHEREAS, Programmer desires to produce radio programs in conformity with this Agreement and all rules, regulations, and policies of the FCC and provide those programs ("the Programming") to Licensee for broadcast on the station and Programmer desires to avail itself of substantially all of the Station's broadcast time; and

      WHEREAS, the Licensee desires to accept the programs produced by Programmer and to make broadcasting time on the Station available to Programmer on terms and conditions which conform to FCC rules, regulations, and policies and to this Agreement; and

      WHEREAS, Licensee and Programmer have entered into an agreement the ("Asset Purchase Agreement") of even date for purchase of the assets of the
Station:

      NOW THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be legally bound, agree as follows:

      1. PROGRAMMING AGREEMENT. Licensee agrees to make broadcasting transmission facilities available to Programmer and to broadcast on the Station, or cause to be broadcast, for any portion or all daily broadcast hours per day, seven days per week, Programmer's programs. Provided, however, that Programmer shall have no obligation to provide station programming at any time during the first three months of the term of this Agreement in which case the Licensee shall broadcast such other programming it deems acceptable. Licensee represents that it will maintain a studio during the term of this Agreement in accordance with the Rules of the Federal Communications Commission ("FCC"). During the


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term hereof, the Programmer shall deliver at its own cost the programming to the
Licensee's transmitter site.

      2 TERM. This Agreement shall commence on the date hereof and, unless sooner terminated or canceled in accordance with the terms hereof, shall continue for an initial term of one year or until closing under the Asset Purchase Agreement simultaneously entered into by the Licensee and the Programmer. This Agreement may be terminated by either party within fifteen (15) days notice in the event the Asset Purchase Agreement is canceled, unless terminating party is in default of the Asset Purchase Agreement.

      3 CONSIDERATION.

                   (a) Commencing from the date of this Agreement, as consideration for the air time made available hereunder, Programmer shall make monthly payments to Licensee by check on or before the Tenth (10th) day of the calendar month for which payment is due. Such payment shall be Three Thousand Five Hundred Dollars ($3,500) per month. In the event that payment is not received by Licensee within twenty (20) days of the due date and Programmer is not otherwise exercising its right to withhold all or a portion of such payment as provided in this Agreement, a two (2) percent late fee shall be added to the amount due. If the payment due and payable with respect to any month (including the late fee if applicable) is not received by the 10th day of the calendar month following the month in which such payment was due, then Programmers shall have ten (10) days to cure after receiving written notice before Licensee may declare the entire consideration for the unexpired portion of the current term immediately due and payable in full and/or may terminate this agreement.

                   (b) Notwithstanding anything written to the contrary and; Commencing from the date of this Agreement, as additional consideration for the air time made available and other considerations hereunder, Programmer and Licensee agree that Licensee, for a period of three (3) months, will produce programming when programming is not produced and supplied by Programmer, sell advertising for said programming, whether the programming is supplied by the Programmer or Licensee, bill and collect on said sales of advertising, handle all the daily operation and maintenance of the station, pay all employees, maintain all equipment, studio, tower, transmitter, studio equipment, pay all insurance and insurance deductibles on claims, federal,


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state and local taxes, rents and utilities at the station and transmitter sites and any other costs of operation. At the end of each month for this three (3) month period, Licensee shall bill Programmer for any deficit difference between the collected income from sales of advertising together with any other income and the total costs and expenses as a result of the operation and maintenance of the station. But in any event said bill shall not exceed Twenty Five Hundred Dollars ($2,500) per month and shall be due and payable within Ten (10) days of such billing. Within Ten (10) days of receiving a request from Programmer, Licensee shall supply Programmer with a statement of profit and loss for the month billed, however, such request shall in no way delay the payment of said bill. If payment is not received within a Ten (10) day period, after billing the above mentioned deficit, then the Programmer shall have Ten (10) days to cure after receiving written notice of default before Licensee may declare the entire consideration for the unexpired portion of the current term, together with an estimated deficit for the remaining portion of the current term based on the past performance deficit averaged over the previous twelve months, immediately due and payable in full and/or may terminate this agreement. If the difference for any month of the total income, expenses and costs above mentioned is a profit, then such amount will be credited on the next payments due by Programmer to Licensee. If settlement occurs under the Asset Purchase Agreement simultaneously entered into by the parties, an adjustment will be made by the parties to reflect money due either party at settlement. It is the intention of the parties that the Licensee shall receive this maximum payment of Twenty Five Hundred Dollars ($2,500) per month for the first three months of this Agreement in addition to the Thirty Five Hundred Dollar (3,500) monthly payment as consideration for the above mentioned services in Section 3(a).

                   (c) Following the initial three (3) month period, Programmer shall be responsible to produce Programming, sell advertising for said programming, bill and collect on sales of its advertising, handle all the daily operation and maintenance of the station, pay all employees, maintain all equipment, studio, transmitter, studio equipment, pay all insurance and insurance deductibles on claims, taxes, rent and utilities at the station and transmitter sites, and any other costs of operation. Programmer, after the initial three (3) month period, shall incur and receive all profits and losses from the operation of the station and will have no further obligation to pay Licensee any consideration for any deficit


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

of operations and only be obligated to pay the consideration for air time of Thirty Five Hundred Dollars ($3,500) per month in accordance with the provisions of Section 3(a) and subject to the provisions of Section 7.2 of this Agreement.

      4 ACCOUNTS RECEIVABLE. Licensee will be responsible for collecting the accounts receivable for the revenue generated on the Station up to the date of this Agreement for its account and after the date of this Agreement for the Programmer. For purposes of this Agreement, any income and expenses incurred prior to midnight of the date above will be credited to the licensee and any income and expenses incurred after midnight of the date above will be credited to the programmer.

      5 PROGRAMMING AND OPERATING STANDARDS AND PRACTICES.

      5.1 Licensee's Programing. Licensee shall present programming responsive to the needs of the Station's community of License. The Licensee may set aside time as it may require (up to eight hours per broadcast week) for the broadcast of its own regularly scheduled news, public affairs, and other programming required by the FCC without abatement of any consideration due Licensee.

      5.2 Compliance with Standards. All programming delivered by Programmer and broadcast by Licensee during the term of this Agreement shall be in accordance with applicable statutes and FCC requirements. Licensee reserves the right to refuse to broadcast any Programming containing matter which the Licensee reasonably believes in its sole discretion is not in the public interest or public image of the Station or may be violative of any right of any third party, or which may constitute a "personal attack" as that term is and has been defined by the FCC or which Licensee reasonably determines in it's sole discretion is indecent or obscene, without any reduction or offset in the payments due Licensee under this Agreement.

      5.3 Political Broadcasts. Programmer shall maintain and deliver to Licensee all records and information required by the FCC to be placed in the public inspection file of the Station pertaining to the broadcast of political programming and advertisements, in accordance with the provisions of Sections
73.1940 and 73.3526 of the FCC's rules and agrees to broadcast programming addressing political issues or controversial subjects of public importance, in accordance with the provisions of Section 73.1212 of the FCC's rules. Programmer shall consult with Licensee and adhere to all


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

applicable statutes and the rules, regulations and policies of the FCC, as announced from time to time, with respect to the carriage of political advertisements and programming (including, without limitation, the rights of candidates, "equal time" and the carriage of contrasting points of view as mandated by any "fairness" rule with respect to such "issue--oriented" advertising or programming as may be broadcast) and the charges permitted therefor. Programmer shall provide to Licensee such documentation relating to such programming as Licensee shall reasonably request.

      5.4 Handling of Communications. Licensee and Programmer shall receive and promptly respond to all mail, cables, telegrams or telephone calls directed to each other at the Station or elsewhere in connection with the Programming provided by Programmer or any other matter relevant to Licensee's or Programmer's responsibilities hereunder, and provide copies of all such correspondence to each other. Programmer shall notify Licensee of any telephone calls directed to the Licensee or its employees. Licensee shall, however, maintain a telephone line exclusively for the use of Station, so that the public will have available a telephone line on which to call concerning the Station. Programmer shall promptly advise Licensee of any public or FCC complaint or inquiry known to Programmer concerning the Programming, and shall provide Licensee with copies of any letters to Programmer from the public, including complaints concerning such Programming.

      5.5 Preemption. Licensee may, from time to time, preempt portions of the Programming to broadcast emergency information or programs it deems would better serve the public interest, and may refuse to broadcast any program or announcement of Programmer should Licensee deem such program or announcement to be contrary to the public interest as set forth in Section 5. Programmer shall be notified, unless such advance notice is impossible or impractical, at least one week in advance of any preemption of any of the Programming for the purpose of broadcasting programs Licensee deems necessary to serve the public interest. In the event of any such preemption, except for Licensee's rights under Paragraph 5.1, Programmer shall be entitled to deduct from the Monthly Payment for the month in which such preemption occurs an amount calculated on a prorata basis of time available to Programmer for that month. Licensee represents that preemption shall only occur to the extent Licensee deems necessary to carry out its obligations as an FCC licensee, and expressly agrees that its right of


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

preemption shall not be exercised in an arbitrary manner or for the commercial advantage of Licensee or others.

      5.6 Rights in Programs. All right, title and interest in and to the Programming, and the right to authorize the use of the Programming in any manner and in any media whatsoever, shall be and remain vested at all times solely in Programmer.

      5.7 "Payola" and "Plugola". Programmer agrees that it will take steps reasonably designed to assure that neither it nor its employees or agents will accept any gift, gratuity or other consideration, directly or indirectly, from any person or company for the playing of records, the presentation of any programming or the broadcast of any commercial announcement over the Station without such broadcast being announced as sponsored. Programmer will, on the anniversary of the Commencement Date and each year thereafter during the term of the Agreement, execute and deliver to Licensee an affidavit of the type commonly used in the broadcasting industry evidencing Programmer's compliance herewith.

      5.8 Ancillary Broadcast Rights. Licensee shall neither use nor permit any third party to use the Station's subcarriers during the term of this Agreement without Programmer's prior written consent. Programmer may transmit material over subcarriers and retain any revenue therefrom without additional compensation to Licensee. If Licensee obtains any digital broadcasting rights as a result of its ownership of the Station, Programmer shall be entitled, at no additional charge, to take advantage of all revenue potential and technical improvements associated with such digital broadcasting rights. Programmer will reimburse Licensee for any reasonable incremental operating cost as a result of Programmer's use of subcarriers or digital broadcasting rights.

      5.9 Access to Programmer Materials. Licensee, solely for the purpose of ensuring Programmer's compliance with the law, FCC rules, and Stations policies, shall be entitled to review on a confidential basis any programming material relating to the Stations broadcasts as it may reasonably request. Programmer shall, upon Licensee's reasonable request, advise and consult with Licensee about the programs that Programmer intends to broadcast on the Stations.


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

      5.10 Advertising and Programming. After the initial three (3) month period of this Agreement, programmer shall be entitled to all revenue from the sale of advertising or program time on the Station. Programmer does not assume any obligation of Licensee after the Commencement Date. Programmer will advise Licensee in writing of its lowest unit charge for political advertising, and Licensee shall not do anything that would lower Programmer's lowest unit charge. Programmer does not, pursuant to this Agreement, assume any obligations of Licensee under any contract entered into by Licensee. Notwithstanding anything written to the contrary, Programmer agrees, as long as the studios and offices are located at 112 Main Street, to run six commercials a day spread equally over "day parts" "for Buddy's", in addition to the common area expenses, in exchange for the use of the office space.

      5.11 Compliance with Laws. At all times during the term of this Agreement, Programmer and Licensee shall comply in all respects with all applicable federal, state and local laws, rules and regulations.

6. RESPONSIBILITY FOR EMPLOYEES AND EXPENSES.

      6.1 Programmer's Employees. Programmer shall employ and be responsible for the payment of salaries, taxes, insurance and all other costs related to all personnel used in the production of the Programming. Programmer will not incur any liability on account of Licensee's employees in connection with the transactions contemplated by this Agreement subject however to the provisions of
Section 7.2 and 3(b) of this Agreement.

      6.2 Licensee's Employees.

                   6.2.1 Licensee shall employ and be responsible for the payment of salaries, taxes, insurance and all other costs related to the personnel necessary to fulfill its obligations and the broadcast transmission of Programmer's Programming including, but not necessarily limited to a General Manager and one other person. Whenever on the Station's premises, all personnel of either the Licensee or the Programmer shall be subject to the supervision and the direction of Licensee's General Manger and/or Chief Operator.


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

      6.8 Employee's Liability. Licensee will not incur any liability on account of Programmer's employees in connection with the transactions contemplated by this Agreement including, without limitation, any liability on account of salaries and compensation, unemployment insurance contributions, termination payments, accrued sick leave or accrued vacation.

7. EXPENSES

      7.1 Programmer's Expenses. Programmer shall pay for all costs associated with the production and delivery of the Programming, including but not limited to, all ASCAP, BMI, SESAC and other copyright fees.

      7.2 Operating Expenses. Subject to the provisions of this subsection, Licensee shall be responsible for the payment of all fees and expenses relating to maintaining the transmitting capability of the Station, including, without limitation, maintenance of the tower, transmitter and studio equipment, and relating to fulfilling its obligations as an FCC licensee. Programmer shall reimburse Licensee for its non-capital ordinary and customary expenses incurred in the operation and maintenance of the station, including but not limited to maintenance of the tower, tower rent, transmitter and studio equipment, insurance, insurance deductibles on claims, federal, state and local taxes, and rents and utilities at the Station's studio and transmitter sites (the "Operating Expenses"). It is agreed by the parties that the salaries of the Licensee's General Manager and Chief Operation Manager shall not be part of this reimbursement and shall remain the responsibility of the Licensee. Licensee shall bill Programmer for such expenses as they are incurred by delivery of a statement of reasonable detail with back-up invoices, payment for which shall be due within ten (10) days of such billing (or, alternatively, Programmer may make such expense payment directly to the third parties to whom such payments are due). If payment is not received within the ten (10) day period, after billing expenses, then Programmer shall have ten (10) days to cure after receiving written notice of default before Licensee may declare the entire consideration for the unexpired portion of the current term immediately due and payable in full and/or may terminate this Agreement. Licensee will consult with Programmer before undertaking any maintenance work that will require reimbursement by Programmer in an amount in excess of Two Thousand Dollars ($2,000.00) unless such advance notice is impossible or impractical.


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

      8. OPERATION OF STATION. Notwithstanding any provision of this Agreement to the contrary, Licensee shall retain full authority and power with respect to the operation of the Station during the term of this Agreement. The parties agree and acknowledge that Licensee's continued control. of the Station is an essential element of the continuing validity of and legality of this Agreement. Licensee shall retain full authority and control over the policies, programming and operations of the Station, including, without limitation, the decision whether to preempt Programming in accordance with Section 5 hereof. Licensee shall have full responsibility to effectuate compliance with the Communications Act and with FCC rules, regulations and policies.

      9. PROGRAMER'S ACCESS TO STATION FACILITIES. Licensee grants Programmer access to use all of the Station's studio and office space and other facilities ("Station Facilities") and all equipment and furnishings contained therein ("Station Equipment" Exhibit B) in the production and broadcasting of the Programming and sales and administration relating thereto, in accordance with the terms set forth in this Section 9. Programmer shall not remove from the Station Facilities or modify any Station Equipment in the Station Facilities owned by or leased to Licensee without Licensee's prior written consent, such consent shall not be unreasonable withheld. Licensee shall not authorize the use of the Station Facilities to any other party during the term of this Program Services Agreement; and Programmer' s use of the Station Facilities shall be exclusive except for licensee's right to use such facilities for production of programming for which Licensee is responsible as set forth on Exhibit A and
Section 5 of this Agreement and other services mentioned in Section 2 of this Agreement. Programmer agrees to indemnify and reimburse Licensee for any loss, damage or theft, reasonable wear and tear excluded, during the term of this agreement. Programmer agrees to replace any such equipment with equipment of equal or greater worth and utility.

      10. AUTHORIZATION TO USE INTELLECTUAL PROPERTY. Licensee authorizes Programmer the exclusive right to use (or, to the extent Licensee does not hold exclusive rights, the non-exclusive right to use) all intellectual property owned by or licensed to Licensee and used in the operation of the Station (including, but not limited to, logos, jingles and promotional materials). Programmer shall own


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

all trademarks, service marks, trade names, character, .formats, logos and positioning statements which it develops for the Programming during the term of this Agreement, and Licensee may not make use of any such materials without the consent of Programmer.

       11. SPECIAL EVENTS. Licensee reserves the right in its discretion, and without liability, to preempt any of the broadcasts of the programs referred to herein, and to use part or all of the time contracted for herein by Programmer for broadcast of special events of public importance. In all such cases Licensee will use its best efforts to give programmer reasonable notice of its intention to preempt such broadcast or broadcasts, and in the even of such preemption, Programmer shall receive a payment credit for the broadcasts so omitted on a prorata basis.

       12. BROADCAST INTERRUPTION. Any failure or impairment of facilities or any delay or interruption in broadcasting programs, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes or threats thereof or force majeure or due to causes beyond the control of Licensee, shall not constitute a breach of this Agreement and Licensee will not be liable to Programmer.

       If interruptions due to equipment failure or malfunction cause the station broadcast operation to be interrupted for more than a total of eight hours per day for seven or more days (whether or not consecutive) during one month, then the amount payable to Licensee for that month pursuant to Section 3(a) shall be prorated and credited for time missed unless termination or interruption of broadcast is due to acts of the programmer. Notwithstanding the foregoing, Licensee has the right to take the transmitter down and interrupt all broadcasting for up to four hours per week, once weekly, for regular maintenance without waiver of any of amounts due from Programmer pursuant to Section 3(a) hereof.

       The prorata reduction of the payment hereunder shall approximate as closely as possible the revenues from the time slots preempted -- e.g., the parties should estimate the anticipated revenues from the sales of the times preempted and divide such estimate by the total estimated revenues for the month and the resulting percentage shall be the percentage reduction for the month.


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

       13. COMPLIANCE WITH LAW. Programmer agrees that throughout the term of this Agreement it will comply with all laws and regulations applicable in the conduct of Licensee' s business.

14. INDEMNIFICATION.

       14.1 Indemnification Rights. Each party will indemnify and hold harmless the other party, and the directors, officers, employees, agents and affiliates of such other party, from and against any and all liability, including without limitation reasonable attorneys' fees arising out of or incident to (i) any breach by such of a representation, warranty or covenant made herein, (ii) the programming produced or furnished by such party hereunder, or (iii) the conduct of such party, its employees, contractors or agents in performing its or their obligations hereunder. Without limiting the generality of the foregoing, each party will indemnify and hold harmless the other party, and the directors, officers, employees, agents and affiliates of such other party, from and against any and all liability for libel, slander, infringement of trademarks, trade names, or program titles, violation of privacy rights, and infringement of copyrights and priorietary rights resulting from the programming produced or furnished by it hereunder. The parties' obligations resulting from the programming produced or furnished by it hereunder shall survive any termination or expiration of this Agreement.

       14.2 Procedures. The party seeking indemnification under this Section ("Indemnitee") shall give the party from whom it seeks indemnification ("Indemnitor") prompt notice, of the assertion of any such claim. The right to Indemnification under this Agreement shall not be affected by any failure to give or any delay in giving such notice unless, and then only to the extent that, the rights and remedies of the party to whom such notice was to have been given shall have been prejudiced. The Indemnitor shall assume the defense of any indemnification claim provided, however, that if the Indemnitor fails, within a reasonable time after receipt of written notice of such claim, to assume the defense, compromise, and settlement of such claim, the Indemnitee shall (upon notifying the Indemnitor of its election to do so) have the right to undertake the defense, compromise, and settlement of such claim on behalf and for the account and risk of the Indemnitor (it being understood and agreed that the Indemnitor shall thereafter


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

not be entitled to assume the defense of such claim). The Indemnitor shall not settle or compromise (i) any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the grant by claimant or plaintiff to the Indemnitee of a release from any and all liability in respect therefor, or (ii) any claim in any manner, or consent to the entry of any judgment, that could reasonably be expected to have a material adverse effect on the Indemnitee. If upon presentation of a claim for indemnity hereunder the Indemnitor does not agree that all, or part, of such claim is subject to the indemnification obligations imposed upon it pursuant to this Agreement, it shall promptly so notify the Indemnitee. Thereupon, the parties shall attempt to resolve their dispute, including where appropriate, reaching an agreement as to that portion of the claim, if any, which both concede is subject to indemnification. To the extent that the parties are unable to reach some compromise, either party may unilaterally submit the matter for determination by a court of competent jurisdiction.

       15. EVENTS OF DEFAULT. The following shall, after the expiration of the applicable cure periods, constitute Events of Default under the Agreement:

       15.1 Non-Payment. Programmer's failure to timely pay the consideration provided for in Section 3 and 7 hereof;

       15.2 Default in Covenants. Programmer shall default in the material observance or performance of any material covenant, condition or agreement contained herein;

       15.3 Breach of Representation. Any material representation or warranty herein made by Programmer or Licensee, shall prove to have been false or misleading in any material respect as of the time made or furnished.

       15.4 Cure Periods. An Event of Default, other than for failure to broadcast shall not be deemed to have occurred until 10 business days after Licensee has provided Programmer with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the actions necessary to cure within such period. With the exception of non-payment, this period may be extended for a reasonable period of time if the Programmer is acting in good faith to cure and such delay is not materially adverse to Licensee.


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

       15.5 Termination Upon Default. In the Event of the occurrence of an uncured Event of Default, Licensee shall be under no further obligation to make available to Programmer any further broadcast time or broadcast transmission facilities and Licensee may declare the entire consideration for the unexpired portion of the current term immediately due and payable in full.

       15.6 Liabilities Upon Termination. In the event of termination of this Program Services Agreement, Programmer shall be responsible for all liabilities, debts and obligations of Programmer accrued from the purchase of air time and transmission facilities including, without limitation, accounts payable, barter agreements and unaired advertisements but not for Licensee's federal and local tax liabilities associated with Programmer's payment to Licensee as provided for herein. In the event of the above mentioned termination, if Programmer does not pay promptly all liabilities, debts, accounts payable and payroll, then Licensee may in addition to its other remedies attach the accounts receivable to make such payments.

       16. REPRESENTATION. Both Licensee and Programmer represent that they are legally qualified, empowered, and able to enter into this Agreement.

17. MISCELLANEOUS.

       17.1 Modification and Waiver. No modification or waiver of any provision of this agreement shall in any event be effective unless the same shall be in writing signed by the party against whom the waiver is sought to be enforced, and then such a waiver and consent shall be effective only in the specific instance and for the purpose for which given.

       17.2 No waiver; Remedies Cumulative. No failure or delay on the part of Licensee or Programmer in exercising any right or power hereunder shall operate as waiver thereof, nor any single or partial exercise of any such right or power. The rights and remedies of Licensee and Programmer herein provided are cumulative and are not exclusive of any rights or remedies which they may otherwise have.

       17.3 Construction. This Agreement shall be constructed in accordance with the laws of the State of Maryland without reference to conflict of laws principles, and the obligations of the parties hereto are subject to all


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

federal, state or municipal laws or regulations now or hereafter in force and to the regulations of FCC and all other governmental bodies or authorities presently or hereafter duly constituted. Any litigation seeking to enforce any provision of, or based on any right arising out of this Agreement shall be brought in a court of the State of Maryland that has jurisdiction. The parties agree that this court shall be the exclusive forum for all such actions, and hereby waive any objection to venue in those courts based on the doctrine of forum non conveniens or otherwise.

       17.4 Headings. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

       17.5 Exclusive Purchase. During the term of this Agreement, Programmer has the right to purchase all of the assets used or useful in the business of the Station pursuant to the terms and conditions of the Asset Purchase Agreement, signed by the parties.

       17.6 Sale to Programmer. Closing of any Sale to Programmer pursuant to this Section 17 will be on the terms and conditions contained in the Asset Purchase Agreement and on such date as required by the Agreement. If the Sale to Programmer has not closed pursuant to the terms and conditions of the Asset Purchase Agreement the Licensee shall be free to sell the Station to any third party and this agreement shall become null and void. However, notwithstanding anything written to the contrary, a default by the Programmer in the Asset Purchase Agreement or this Agreement will constitute a default in the other Agreement.

       17.7 Attorney's Fees. If either party initiates any litigation against the other involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys' fees and other costs and expenses incurred by the prevailing party in respect of the litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

       17.8 Time is of the Essence. The parties agree that time is of the essence with respect to the performance of each and every obligation as set forth herein.

       17.9 Entire Agreement. This Agreement and the Attachments hereto embody the entire agreement and


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

understanding of the parties and supersede any and all prior agreements, arrangement, and understandings relating to matters provided for herein, except the above mentioned Asset Purchase Agreement. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

       17.10 Governing Law. The obligations of Licensee and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the communications Act of 1934, as amended, and the Rules and Regulations of the FCC.

       17.11 Successors and Assigns; Exclusive Dealings. Programmer may not assign this Agreement to a third party without prior written consent of Licensee. Such consent shall not unreasonably be withheld. Such third party must be legally, technically and financially qualified and agree in writing to adhere to all terms of this agreement and the Guidelines attached hereto. This Agreement shall be binding upon and insure to the benefit of the parties and their respective successors and assigns. For so long as this Agreement remains in effect and Programmer is not in default, neither Licensee nor. any party acting as Licensee's agent shall directly or indirectly solicit or initiate any offer from, or conduct any negotiations with, or provide any information to any person (other than Programmer) concerning the acquisition of the Station.

       17.12 Counterpart Signatures. This Agreement may be signed in one or more counterparts.

       17.13 Notices. All notices, requests, demands, and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given when delivered personally (which shall include delivery by Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended, or two (2) business days after the date mailed by certified or registered U.S. mail, return receipt requested, postage prepaid, addressed as follows:

             If the notice is to Programmer:

                             Wilbur L. Ross, Jr.
                             New Communications Inc.
                             174-15 Horace Harding Expressway
                             Fresh Meadows, NY 11365

             with a copy to:

                             Edward Miller
                             75 Barton Drive
                             Ann Arbor, Michigan 48105

             if the notice is to Licensee:

                             Jake Einstein
                             M.B.C., Inc.
                             112 Main Street
                             Annapolis, MD 21401

             with copies to:

                             Richard Winn
                             1451 Prizer Road
                             Pottstown, PA 19465

                             Jim Fox
                             13 Cliffdweller Court
                             Owens Mill, MD 21117

                             Kenny Kendell
                             139 River Oaks Circle
                             Baltimore, MD 21208

       Either party may change its address for notices by notice to such effect to the other party.

       17.14 Severability. If any provision contained in this Agreement is held to be invalid, illegal or unenforceable in any respect by any court or other authority, then such provision shall. be deemed limited to the extent that such court or other authority deems it reasonable and enforceable, and so limited shall remain in full force and effect. In the event that such court or other authority shall deem any such provision wholly unenforceable, this shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had not been contained herein unless the invalidity or unenforceability of such provision or provisions causes the terms of this Agreement to conflict with the underlying business agreement of the parties as reflected in the Agreement as written.

       17.15 No Joint Venture. The parties agree that nothing herein shall constitute a joint venture between them. The parties acknowledge that call letters, trademarks and other intellectual property shall at all time .remain the property of the respective parties and that neither party shall obtain any ownership interest in the other party's intellectual property by virtue of this Agreement.

       17.16 Regulatory Changes. In the event of any order or decree of an administrative agency or court of competent jurisdiction, including without limitation any material change or clarification in FCC rules, policies, or precedent, that would cause any provision of this Agreement to be invalid or violate any applicable law, and such order or decree has become effective and has not been stayed, the parties will use their respective best efforts and negotiate in good faith to modify this Agreement to the minimum extent necessary so as to comply with such order decree without material economic detriment to either party, and this Agreement, as so modified, shall continue in full force and effect.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                               Programmer: News Communications, Inc.

                                   /s/
                                   ------------------------------------------

                               By: /s/ Wilbur L. Ross, Jr.
                                   ------------------------------------------
                                   Wilbur L. Ross, Jr.


                               Licensee: M.B.C., Inc.


                               By: /s/ Jake Einstein
                                   ------------------------------------------

                                    EXHIBIT A

                                   GUIDELINES

     Programmer agrees to cooperate with Licensee in the broadcasting of programs of the highest possible standard of excellence and of this purpose to observe the following regulation in the preparation, writing and broadcasting of its programs.

     1. Respectful of Faiths. The subject of religion and references to particular faiths, tenents, and customs shall be treated with respect at all times.

     2. Controversial Issues. Any discussion of controversial issues of public importance shall comply with current FCC rules and policies.

     3. No Plugola or Payola. The mention of any business activity of "plug" for any commercial, professional, or other related endeavor, except where contained in an actual commercial message of a sponsor, is prohibited.

     4. No Lotteries. Announcements giving any information about lotteries or games prohibited by federal or state law or regulation are prohibited.

     5. Election Procedure. At least 90 days before the start of any primary or regular election campaign, Programmer will clear with Licensee's general manager the rate Programmer will charge for the time to be sold to candidates for public office and to make certain that the rate charged conforms to the applicable law and Station policy. Programmer shall be responsible for ensuring that advertising time is made available to political candidates and is billed in accordance with the Communications Act of 1934, as amended, and the rules and policies of the FCC.

     6. Required Announcements. Programmer shall broadcast (i) and announcement in a form satisfactory to Licensee at the beginning of each hour to identify the Station, (ii) an announcement at the beginning and end of each program day to indicate that program time has been purchased by Programmer, and (iii) any other announcement that may be required by law, regulation, or Station policy.

                                    EXHIBIT B
                                GENERAL EQUIPMENT
                                -----------------

Item Name/Model for AM Station
------------------------------
1      Computer System (Remote Control)           5yrs     1800.00
1      Epson LX-80 Printer (Remote Control)       5yrs      600.00
1      Radio Systems DAIC Dist. Amps.             5yrs     2125.00

                          Equipment Location: AM Studio
                          -----------------------------

1      Set of Studio Furniture                    18yrs       0
1      Carver TX-10 Tuner                         5yrs      300.00
       Radio Systems Monitor Amp.                 16yrs       0
1      Radio Systems RS-12 Audio Console          5yrs     6795.00
1      Belar RFA-2 RF Amp.                        5yrs      690.00
1      Gates Modulation Monitor                   28yrs       0
1      TFT 760 EBS System                         18yrs
1      Senheiser MD421                            13yrs     450.00
2      Denon DN-950FA CD Cart Decks               5yrs     3000.00
2      ITC SP-Series Cart Deck Players            18yrs
       ITC Cart Deck Recorder                     18yrs
1      Gentner SP II-5 Phone Hybrid               5yrs      900.00
1      Ampex ATR 1000 Reel Deck                   23yrs       0
2      Tascam 22-2 Reel Deck                      5yrs      900.00
2      Tecnics SL-1200MK2 Turntables              13yrs
2      Bose lnteraudio Studio Monitor Spkrs.      8yrs
1      Technics RS-B605 Cassette Deck             5yrs      250.00
1      Technics RS-TR265 Cassette Deck
1      Video Monitor (Remote Control System)
       With Keyboard

                        Equipment Location: New Studio AM
                        ---------------------------------

1      Collins/Autogram Audio Console             23yrs
1      ITC RP-Series Rec. Cart Deck               18yrs
2      JBL Control I Plus Monitor Speakers        5yrs      250.00
1      Tascam 22-2 Reel-Reel Deck                 5yrs     1000.00
1      Tascam 32 Reel-Reel Deck                   13yrs
1      Tecnics RS-TR212 Cassette Deck             5yrs      260.00
1      Symetrix 528 Voice (mic) Processor         4yrs      650.00
1      Radio Systems DA16 Dist. Amp.              5yrs      425.00
1      Digital Editing Compuuter System           4yrs     2000.00

                         Equipment Location: Lounge AM
                         -----------------------------

Qty.   Item Name/Model                            Age    New Value
----   ---------------                            ---    ---------
1      Martin STL-10 STL Transmitter              9yrs     3500.00
1      CRL APP-400 AM Audio Pre-processor         13yrs
75     1ft. 1/2" Heliax for STL antenna           5yrs      375.00
       Parabolic STL Dish Antenna                 9yrs

             Equipment Location: AM Transmitter Site (Silopanna Rd.)
             -------------------------------------------------------

1      Nautel Amfet P400 AM Transmitter           5yrs
1      Gates BS-IH(1kw) AM Transmitter            28yrs
1      CRL PRC-450 Audio Processor                9mos.    1800.00
1      CRL SEP400A Audio Processor                18yrs
1      Belar AMM-2B AM Mod. Monitor               5yrs     1390.00
1      Burke ARC16 Remote Control System          5yrs     2995.00
2      Merti R-l0 STL Receiver                    9yrs     3500.00
1      Parabolic STL Dish Antenna                 9yrs

Engineering

        Equipment for repair or parts - AM

        1 Tascam 22-2 Reel to Reel Recorder/player
        1 ITC SP Series Cart Bulk Eraser

Assorted other equipment - AM

        1 - Peavey CD Mix 7032
        1 - Crown Power Base Amp.
        2 - Impact Mobile Monitor Speakers